SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – August 5, 2005

LOCKHEED MARTIN CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	1-11437	52-1893632
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6801 Rockledge Drive, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

(301) 897-6000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Lockheed Martin Corporation elected James M. Loy to its Board of Directors effective as of August 5, 2005. In 2005, Mr. Loy retired as the first Deputy Secretary of Homeland Security. Prior to the establishment of the Department of Homeland Security in 2002, Mr. Loy served in the Department of Transportation as Deputy Under Secretary for Security and Chief Operating Officer of the Transportation Security Administration (TSA). Admiral Loy retired from the U.S. Coast Guard in 2002, having served in a number of capacities, including most recently as its Commandant from 1998 to 2002. He graduated from the U.S. Coast Guard Academy and holds Master’s degrees from Wesleyan University and the University of Rhode Island.

Mr. Loy currently serves as a Senior Counselor to The Cohen Group, which has a consulting agreement with the Corporation. The Board of Directors determined that Mr. Loy’s relationship with The Cohen Group does not affect his independence as a director under applicable NYSE rules. In 2004, the Corporation paid The Cohen Group approximately $500,000, an amount constituting less than the greater of $1 million or two percent of The Cohen Group’s revenues.

Mr. Loy will serve on the Strategic Affairs and Finance Committee and on the Ethics and Corporate Responsibility Committee of the Board of Directors.

Item 5.03. Amendments to Articles of Incorporation or Bylaws.

The Board of Directors amended Article III of the Corporation’s Bylaws to realign committee responsibilities through the creation of a new committee to be known as the Ethics and Corporate Responsibility Committee effective as of August 5, 2005. The functions and responsibilities that are to be performed by the Ethics and Corporate Responsibility Committee were previously performed by the Audit & Ethics Committee, which was renamed the Audit Committee as part of the amendments, and by the Strategic Affairs and Finance Committee. A copy of the Corporation’s Bylaws, as amended and restated effective as of August 5, 2005, is provided as Exhibit 3.2 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
3.2	Lockheed Martin Corporation Amended and Restated Bylaws, effective as of August 5, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOCKHEED MARTIN CORPORATION

By:	/s/ David A. Dedman
David A. Dedman
Associate General Counsel

August 10, 2005